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SEPTIMA ENTERPRISES, INC.                                          EXHIBIT 11.1
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


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                                                     Year Ended     Month Ended    Year Ended
                                                      June 30,        June 30,       May 31,
                                                        1997            1996          1996
                                                   --------------------------------------------------
Net (loss)                                         $  (447,649)     $   (27,255)   $ (172,304)
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Determination of shares:
   Weighted average number of common
        shares outstanding                           8,185,218        7,785,629     7,785,629
   Shares issuable on exercise of stock
        options, net of shares assumed to
        be repurchased                                    *                *             *
                                                   --------------------------------------------------

Average common shares outstanding
   for fully diluted computation                     8,185,218        7,785,629     7,785,629
                                                   ==================================================

Earnings per common share:
   Primary                                         $      (.05)     $      (A)     $     (.02)
   Fully diluted                                          (.05)            (A)           (.02)
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*Shares not included in computation since effect is anti-dilutive.

(A) Less than $.01 per share.